Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-241143, 333-254799, 333-262467, 333-264004, and 333-270811) on Form S-8 and (Nos. 333-266804 and 333-268730) on Form S-3 of our report dated April 1, 2024, with respect to the consolidated financial statements of Acutus Medical, Inc.

/s/ KPMG LLP
San Diego, California
April 1, 2024